Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-197041 and 333-120312) on Form S-8 of NewMarket Corporation of our report dated May 16, 2016, with respect to the statement of net assets available for benefits of the Savings Plan for the Employees of NewMarket Corporation and Affiliates as of December 31, 2015, and the related statement of changes in net assets available for benefits for the year then ended.

/s/ Keiter

June 7, 2017
Glen Allen, Virginia